UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 22, 2010

K-V Pharmaceutical Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-9601	43-0618919
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Corporate Woods Drive Bridgeton, MO		63044
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (314) 645-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Michael S. Anderson

On April 22, 2010, Michael S. Anderson resigned as President and Chief Executive Officer of ETHEX Corporation (“ETHEX”), a subsidiary of K-V Pharmaceutical Company (the “Company” and, together with ETHEX, the “KV Companies”). The resignation becomes effective on April 30, 2010. In connection with his resignation, the Company, ETHEX and Mr. Anderson entered into a Voluntary Resignation Agreement and Release of Claims (the “Resignation Agreement”), as described below.

(e) Entry into Material Compensatory Arrangement with Michael S. Anderson

In connection with the foregoing, on April 22, 2010, the Company, ETHEX and Mr. Anderson entered into the Resignation Agreement. The Resignation Agreement provides for, among other things, the following:

Voluntary Resignation and Effective Date

•

Mr. Anderson voluntarily resigns from all positions, offices and corresponding duties and responsibilities as President and Chief Executive Officer and an employee of ETHEX and as an agent of the KV Companies, effective April 30, 2010 (the “Effective Resignation Date”). Mr. Anderson agrees to remain actively at work and to perform all of the duties that have been required of him to the KV Companies’ reasonable satisfaction through the Effective Resignation Date.

Continued Consulting Services

•

Immediately following the Effective Resignation Date and for a period of twelve (12) months thereafter (the “Consulting Period”), Mr. Anderson agrees to provide consulting and advisory services to, or on behalf of, the KV Companies, as may be requested from time to time by the KV Companies, as more fully described in the Resignation Agreement (the “Consulting Services”). Mr. Anderson agrees to make himself available upon reasonable notice to provide Consulting Services, not to exceed 25 hours per week or 12 days per month, unless otherwise agreed to in writing by the parties.

Consulting Payments

•

During the Consulting Period, the KV Companies agree to pay Mr. Anderson, in twelve (12) equal monthly installments, an amount equal to his annual base salary at the time of his voluntary termination, less regular withholdings and deductions (the “Consulting Payments”).

•

In the event Mr. Anderson obtains other full-time, non-temporary employment and is unavailable to provide the level of Consulting Services specified in the Resignation Agreement, all future Consulting Payments will immediately cease. In the event Mr. Anderson obtains other full-time, non-temporary employment but still remains available to provide the Consulting Services, the Company agrees to continue to pay Mr. Anderson in an amount equal to one-half of his Consulting Services.

Continued Insurance Coverage

•

During the Consulting Period, the KV Companies agree to provide Mr. Anderson, at the expense of the KV Companies, with medical, disability and life insurance coverage and any other coverages of the same or similar types, and in the same or similar amounts, as the KV Companies provided to Mr. Anderson as of the Effective Resignation Date. This continued insurance coverage will cease if Mr. Anderson obtains other full-time, non-temporary employment which provides insurance coverage.

Restrictive Covenants

•

The restrictive covenants set forth in the Employment and Confidential Information Agreement entered into on May 23, 1994 between the Company and Mr. Anderson remain in place. In addition, Mr. Anderson agrees to keep the KV Companies advised of his employment and the identity and location of his employer’s business.

Complete Release

•	Mr. Anderson releases and discharges the KV Companies and certain related released parties from all claims, all as set forth in the Resignation Agreement.

Revocation Period

•

Mr. Anderson may revoke the Resignation Agreement within seven (7) calendar days after signing it by providing written notice of his revocation to the Company. The Resignation Agreement is deemed effective on the eighth (8th) calendar day following the date Mr. Anderson signed the Resignation Agreement, provided Mr. Anderson does not exercise his revocation right.

The foregoing summary of the Resignation Agreement does not purport to be complete and is qualified in its entirety by reference to the Resignation Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein in its entirety by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Voluntary Resignation Agreement and Release of Claims, entered into on April 22, 2010 by and among the Company, ETHEX and Mr. Anderson *

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K-V Pharmaceutical Company

By:	/s/ David A. Van Vliet
David A. Van Vliet
Interim President and Interim Chief Executive Officer

Date: April 27, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Voluntary Resignation Agreement and Release of Claims, entered into on April 22, 2010 by and among the Company, ETHEX and Mr. Anderson *

*	Filed herewith